EXHIBIT 1(h)
                              ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                        ST. CLAIR FIXED INCOME FUND, INC.

      ST. CLAIR FIXED INCOME FUND, INC., a corporation organized under the laws of the State of Maryland, having its principal office in Maryland at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202 (hereinafter the "Corporation"), does hereby certify to the State
Department of Assessments and Taxation that:

      FIRST: Pursuant to Section 2-604 of the Maryland General Corporation Law, the Articles of Incorporation of the Corporation are hereby amended by striking in its entirety Article II thereof and by inserting in lieu thereof the following:

                                   ARTICLE II
                         The name of the Corporation is:
                              ST. CLAIR FUNDS, INC.

      SECOND: The foregoing amendment was unanimously approved by the board of directors of the Corporation on January 21, 1994; the outstanding shares entitled to vote on the matter approved the foregoing amendment at the annual meeting of shareholders on January 18, 1994.

      IN WITNESS WHEREOF, ST. CLAIR FIXED INCOME FUND, INC. has caused this instrument to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary on this 13th day of September, 1996.

                             ST. CLAIR FIXED INCOME
                              FUND, INC.

[SEAL]                              By    /s/ Terry H. Gardner
                                    Terry H. Gardner,
                                    Vice President

ATTEST:

/s/ Lisa Anne Rosen
Lisa Anne Rosen,
Secretary